Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

GENWORTH FINANCIAL, INC.

Article I.

Office

Section 1.1             Office.  The principal executive office of this corporation shall be in the county of Henrico in the Commonwealth of Virginia.

Article II.

Meetings of Stockholders

Section 2.1             Annual Meetings.  If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time.  Any other proper business may be transacted at the annual meeting.

Section 2.2             Special Meetings.  Special meetings of stockholders may be called in the manner set forth in the Amended and Restated Certificate of Incorporation.

Section 2.3             Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the Amended and Restated Certificate of Incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder=s address as it appears on the records of the corporation.

Section 2.4             Adjournments.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and, subject to the second succeeding sentence, notice need not be given of any such adjourned meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.5             Quorum.  Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum.  In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 2.4 of these bylaws until a quorum shall attend.  Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.6             Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation, by a chairperson chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.7             Voting; Proxies.  Except as otherwise provided by or pursuant to the provisions of the Amended and Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date.  Voting at meetings of stockholders need not be by written ballot.  At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect.  All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Amended and Restated Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

Section 2.8             Fixing Date for Determination of Stockholders of Record.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date:  (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action.  If no record date is fixed:  (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.9             List of Stockholders Entitled to Vote.  The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation.  The list of stockholders must also be open to examination at the meeting as required by applicable law.

Section 2.10           Action By Written Consent of Stockholders.  Except as otherwise restricted by the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 2.11           Inspectors of Election.  The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may (unless otherwise required by applicable law) be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof.  The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law.  In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law.  No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12           Conduct of Meetings.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting.  The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.13           Notice of Stockholder Business and Nominations.

(a)           Annual Meetings of Stockholders.  (1) Except for nominations or elections of persons for election to the Board of Directors made by the holder of the Class B Common Stock pursuant to Article VII of the Amended and Restated Certificate of Incorporation and as may otherwise be required by applicable law, nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or (C) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 2.13 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.13.

(2)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 2.13, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation); provided, further, however, that in respect of the first annual meeting of stockholders to be held by the corporation in 2005, to be timely, a stockholder’s notice shall be so delivered not later than the close of business on January 28, 2005 nor earlier than the close of business on December 30, 2004.  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.  The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.  The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(3)           Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.13  to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.13 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.  Nominations of persons for election to the

Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 2.13  is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.13.  In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 2.13 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)           General.  (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.13 or the Amended and Restated Certificate of Incorporation shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.13.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.13 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(2)(C)(iv) of this Section 2.13) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 2.13, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 2.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(2)           For purposes of this Section 2.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)           Notwithstanding the foregoing provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.13. Nothing in this Section 2.13 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Amended and Restated Certificate of Incorporation.

Article III.

Board of Directors

Section 3.1             Number; Qualifications.  The Board of Directors shall consist of not less than one nor more than fifteen members, the number thereof to be determined from time to time subject to the provisions of, and in the manner specified in, the Amended and Restated Certificate of Incorporation.    Directors need not be stockholders.

Section 3.2             Election; Resignation; Vacancies.  The Board of Directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.  At the first annual meeting of stockholders and at each annual meeting thereafter, members of the Board of Directors shall be elected in the manner set forth in the Amended and Restated Certificate of Incorporation, each of whom shall hold office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified, subject to such director=s earlier death, resignation, disqualification or removal.  Any director may resign at any time upon notice to the corporation.  Unless otherwise provided by law, any newly created directorship or any vacancy occurring in the Board of Directors for any cause shall be filled in the manner set forth in the Amended and Restated Certificate of Incorporation, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 3.3             Regular Meetings.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 3.4             Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors.  Notice of a special meeting of the Board of Directors shall be given, in accordance with Section 9.3 hereof, by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 3.5             Telephonic Meetings Permitted.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 3.6             Quorum; Vote Required for Action.  Subject to the Amended and Restated Certificate of Incorporation, at all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business.  Except in cases in which the Amended and Restated Certificate of Incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.7             Organization.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.8             Action by Unanimous Consent of Directors.  Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee.

Article IV.

Committees

Section 4.1             Committees.  The Board of Directors may, subject to the provisions of the Amended and Restated Certificate of Incorporation, designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 4.2             Nominating Committee.  At any time when GE shall beneficially own more than fifty percent (50%) of the outstanding shares of common stock of the corporation, the nominating committee shall present nominations for election to the Board of Directors directly to the stockholders.  At any time when GE shall beneficially own fifty percent (50%) or less of the outstanding shares of common stock of the corporation, the nominating committee shall propose nominees directly to the Board of Directors.  “GE” means General Electric Company, a New York corporation, all successors to General Electric Company by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations and other entities in which General Electric Company (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the corporation or any of its subsidiaries.

Section 4.3             Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these bylaws.

Article V.

Officers

Section 5.1             Officers.  As determined by the Board of Directors, the officers of this corporation shall include the officers set forth in this Article V.

Section 5.2             Chairman.  A Chairman of the Board, who shall be chosen by the Directors from their own number. The Chairman of the Board shall be the Chief Executive Officer of the corporation and in that capacity shall have general management, subject to the control of the Board of Directors, of the business of the corporation, including the appointment of all officers and employees of the corporation for whose election or appointment no other provisions is made in these bylaws; he shall also have the power, at any time, to discharge or remove any officer or employee of the corporation, subject to the action thereon of the Board of Directors, and shall perform all other duties appropriate to this office. The Chairman of the Board shall preside at all meetings of Directors, and he may at any time call any meeting of the Board of Directors; he may also at his discretion call or attend any meeting of any committee of the Board, whether or not a member of such committee.

Section 5.3             President.  A President of the corporation, who shall be chosen by the Directors from their own number. The office of President will normally be vested in the Chairman of the Board, provided, however, that in the discretion of the Board of Directors, the position of President may be established independent of, but accountable to, the Chairman.

Section 5.4             Vice President.  Two or more Vice Presidents, one or more of whom may also be designated Executive Vice Presidents or Senior Vice Presidents accountable to the Chief Executive Officer.

Section 5.5             Chief Financial Officer.  A Chief Financial Officer, who shall be the principal financial officer of the corporation, and who shall have such duties as the Board of Directors, by resolution, shall determine. In the absence or disability of the Chief Financial Officer, the Chairman of the Board may designate a person to exercise the powers of such office.

Section 5.6             Controller and Treasurer.  A Controller and a Treasurer who shall be officers of the corporation. The Treasurer and Controller shall perform such duties as may be assigned by the Chief Financial Officer.  In the absence or disability of the Controller or Treasurer, the Chairman of the Board may designate a person to execute the powers of such office.

Section 5.7             Secretary.  A Secretary, who shall record in proper books to be kept for that purpose and have custody of the minutes of the meetings of the shareholders of the corporation and of meetings of the Board of Directors and of committees of the Board of Directors (other than the Compensation Committee) and who shall be responsible for the custody and care of the seal of the corporation.  He shall attend to the giving and serving of all notices of the corporation and perform such other duties as may be imposed upon him by the Board of Directors.

Section 5.8             Assistant Secretary and Attesting Secretaries.  The Secretary may appoint an Assistant Secretary and Attesting Secretaries, each of whom shall have the power to affix and attest the corporate seal of the corporation, and to attest the execution of documents on behalf of the corporation and who shall perform such other duties as may be assigned by the Secretary; and in the absence or disability of the Secretary, the Assistant Secretary may be designated by the Chairman to exercise the powers of the Secretary.

Section 5.9             Other Officers.  Such other officers as the Board of Directors may from time to time appoint.  One person may hold two or more offices, except that no person shall simultaneously hold the offices of President and Secretary.

Section 5.10           Election.  All officers shall be elected by the Board of Directors for an initial term which shall continue until the first meeting of the Board of Directors following the next annual statutory meeting of shareholders, and thereafter all officers shall be elected for one-year terms; provided, however, that all officers shall serve at the pleasure of the Board of Directors. Officers shall exercise such powers and perform such duties as the Chief Executive Officer may from time to time direct, provided that these powers and duties are not inconsistent with any outstanding resolutions of the Board of Directors.

Section 5.11           Incapacity.  In the event of the absence, incapacity, illness or the death of the Chairman of the Board, the President, if then a separate officer, shall assume the duties of the Chairman of the Board pending action by the Board of Directors; provided, however, that if there is not a separate President in office, the duties of the Chairman of the Board, pending action by the Board of Directors, shall be assumed by that Vice Chairman who is senior to the others in length of corporation service.

Article VI.

Removal of Officers and Employees

Section 6.1             Removal.  Except as otherwise provided in the Amended and Restated Certificate of Incorporation, any officer or employee of the corporation may, at any time, be removed by the affirmative vote of at least a majority of the Board of Directors. In case of such removal the officer so removed shall forthwith deliver all the property of the corporation in his possession, or under his control, to some person to be designated by the Board of Directors. Nothing herein contained shall limit the power of any officer to discharge any subordinate.

Section 6.2             Temporary Delegation.  The Board of Directors may at any time, in the transaction of business, temporarily delegate any of the duties of any officer to any other officer or person selected by it.

Section 6.3             Vacancies.  Any vacancy occurring in any office, may be filled for the unexpired term by the Board of Directors.

Article VII.

Stock

Section 7.1             Certificates.  Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation.  Any of or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 7.2             Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner=s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Article VIII.

Miscellaneous

Section 8.1             Fiscal Year.  The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 8.2             Seal.  The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3             Manner of Notice.  Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation.  Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

Section 8.4             Waiver of Notice of Meetings of Stockholders, Directors and Committees.  Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 8.5             Form of Records.  Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8.6             Amendment of By-Laws.  These bylaws may be altered, amended or repealed, at any time, in the manner provided in the Amended and Restated Certificate of Incorporation of this corporation.

Article IX.

Emergency By-law

Section 9.1             Effective Time.  This Emergency By-law shall become effective if a state of national emergency is declared by the government of the United States and shall cease to be effective when the government of the United States shall declare that the state of national emergency no longer exists. This Emergency By-law may also become effective in the manner outlined in Section 9.5 of this Article.

Section 9.2             Management.  In the event this Emergency By-law shall become effective, the business of the corporation shall continue to be managed by those members of the Board of Directors in office at the time the emergency arises who are available to act during the emergency. If less than three such Directors are available to act, additional Directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list established by the Board of Directors and in effect at the time an emergency arises.

Section 9.3             Unavailability of Directors.  For the purposes of Sections 9.2 and 9.4(c) of this Article, a Director shall be deemed unavailable to act if he shall fail to attend a Directors meeting called in the manner provided in Section 9.4(a) of this Article. This section, however, shall not affect in any way the right of a Director in office at the time an emergency arises to continue as a Director.

Section 9.4             Procedures.  The Board of Directors shall be governed by the following basic procedures and shall have the following specific powers in addition to all other powers which it would otherwise have.

(a)           Meetings of the Board of Directors may be called by any Director, or by the first available officer or employee in the order provided in the emergency succession list referred to in Section 9.2 of this Article, notice of any meeting of the Board of Directors during such an emergency may be given only to such of the Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio.

(b)           Three Directors shall constitute a quorum which may in all cases act by majority vote.

(c)           If the number of Directors who are available to act shall drop below three, additional Directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list referred to in Section 9.2 of this Article.

(d)           Additional Directors, beyond the minimum number of three Directors, but not more than three additional Directors, may be elected from any officers or employees on the emergency succession list referred to in Section 9.2 of this Article.

(e)           The Board of Directors may establish any additional procedures and may amend any of the provisions of this Article concerning the interim management of the affairs of the corporation in an emergency if it considers it to be in the best interests of the corporation to do so, except that it may not change Sections 9.3 or 9.4(e) of this Article in any manner which excludes from participation any person who was a Director in office at the time an emergency arises.

(f)            To the extent that it considers it practical to do so, the Board of Directors shall manage the business of the corporation during an emergency in a manner which is consistent with the Amended and Restated Certificate of Incorporation and bylaws. It is recognized, however, that in an emergency it may not always be practical to act in this manner and this Emergency By-law is intended to and hereby empowers the Board of Directors with the maximum authority possible under the General Corporation Law of the State of Delaware, and all other applicable law, to conduct the interim management of the affairs of the corporation in an emergency in what it considers to be in the best interests of the corporation.

Section 9.5             Obvious Emergency.  If an obvious defense emergency exists because of an enemy attack and, if by reason of the emergency, the government of the United States is itself unable to declare a state of national emergency as contemplated by Section 9.1 of this Article, then:

(a)           A quorum of the Board of Directors pursuant to Article III of these bylaws may order the effectiveness of this Emergency By-law; or

(b)           If a quorum of the Board of Directors pursuant to Article III of these bylaws is not present at the first Board of Directors meeting called, in the manner provided in Section 9.4(a) of this Article, after an emergency arises, then the provisions of this Emergency By-law shall automatically become effective and shall remain in effect until it is practical for a normally constituted Board of Directors to resume management of the business of the corporation.